Exhibit 99.2

NEWS RELEASE

Industrial Services of America, Inc. (ISA) appoints President and Chief Operating Officer, purchases certain trucking assets

--       ISA also appoints VP to lead ISA Recycling

LOUISVILLE, Ky. (August 9, 2007) -- Industrial Services of America, Inc.  (NASDAQ: IDSA), a leading provider of recyclable commodities and waste stream management logistics services, equipment and processes, through action by its Board on August 2, 2007, has appointed Brian G. Donaghy as President and Chief Operating Officer.

Donaghy  has served as ISA's acting Chief Operating Officer since January 1, 2007.  Prior to his appointment to that position, Donaghy was a consultant to ISA regarding the company's ferrous and non-ferrous operations.   Since 2001, he has owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at ISA's Louisville headquarters.  He is a native of Coalisland, Ireland, a small community near Belfast.

As President and COO, Donaghy will continue to manage all of ISA's waste stream management, scrap processing and scrap brokering operations, including those at its Louisville headquarters as well as satellite facilities in Seymour and New Albany, Ind.

"I'm honored to continue serving ISA and my goal is to maximize the potential of ISA's talent, facilities and operations," said Donaghy.

Harry Kletter, chairman and CEO, said: "I'm proud to see Brian appointed as President of this company, particularly because of his tremendous strategic ability to see what needs to be emphasized and his skills to get things done.  We look forward to Brian's continued leadership."

At its August 2nd meeting, the Board approved a five-year employment agreement for Donaghy as well as the $1.1 million purchase of certain assets from Donaghy's Industrial Logistic Services, LLC transportation company.  The assets include trucks and rolloff equipment, and will be used to haul scrap materials to mills.

Additionally, the Board on that same date appointed 30-year scrap industry veteran, Jim Wiseman, Vice President of ISA Recycling.  Wiseman, a native of Louisville started his career in 1976 in Louisville.  He has worked with scrap processors for two decades and for a scrap trading company for another decade.  With the exception of positions held during an eight-year period in Atlanta, Wiseman's career positions have been located in Louisville within the scrap industry.  He will oversee the day-to-day business activities of the Recycling division, which recently announced the purchase of a multi-million-dollar shredder.

About Industrial Services of America

Industrial Services of America, Inc., is a Louisville, Ky.- based recycling and scrap processing company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing and waste handling equipment sales and service. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact:

Industrial Services of America, Inc., Louisville

Harry Kletter, 502-366-3452

hklet@isa-inc.com

or

Alan Schroering, 502-366-3452

aschroering@isa-inc.com

http://www.isa-inc.com/